Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Helius Medical Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, par value $0.001 per share	Rule 457(h)	1,212,272(1)	$1.26(2)	$1,527,462.72(2)	$92.70 per $1,000,000	$141.60
Total Offering Amounts					$1,527,462.72(2)		$141.60
Total Fee Offsets							—(3)
Net Fee Due							$141.60

(1)
Represents the maximum number of shares of common stock, par value $0.001 per share (the “Common Stock”), of Helius Medical Technologies, Inc. (the “Company” or the “Registrant”) available for issuance under the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan (the “2022 Incentive Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 26, 2022, which date is within five business days prior to the filing of this registration statement.

(3)	The Registrant does not have any fee offsets.